Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated June 13, 2017, relating to the March 31, 2016 and 2017 consolidated financial statements of Iteris, Inc. and subsidiary, and the effectiveness of Iteris, Inc. and subsidiary’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Iteris, Inc. and subsidiary for the year ended March 31, 2017, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, CA

September 1, 2017